Ethanol News

In many areas of the country it is hard to find gasoline stations that offer E85, let alone ones that offer the consumer a choice of ethanol blended fuels such as E20 or E30. Not only is the infrastructure not there for blender pumps but we don't have enough Flex Fuel Vehicles (FFVs) available in today's vehicle fleet. By providing market access through blender pumps and FFVs, consumers could have a choice of which blends to use in their cars. E85 sales have historically fluctuated according to gasoline prices. When gas prices are high, consumers with FFVs are more likely to choose low-cost E85. A lot of focus has been put on the current high gas prices, and rightfully so. For years the American public did not have an alternative to higher gas prices. With the additional of ethanol, the only commercially available renewable fuel today, we do.

We can no longer afford to spend billions of US tax payer dollars protecting oil supplies in the middle-east at the cost of not only dollars but American lives. In order to break our nation's ever-growing dependence on foreign oil we need to ensure consumers have a choice over the dependency on foreign oil. By requiring auto manufacturers to make every new vehicle in the United States Flex Fuel and increase the number of Flex Fuel pumps that can offer a combination of gas and renewable fuels to consumers is the right step in doing this

Each FFV gives consumers the option of filling up with domestic, homegrown, renewable fuel and enhances our national security, all while creating U.S. jobs and creating a greener environment. We must also increase the number of Flex Fuel pumps at retail stations in order to deliver higher blends of ethanol to these cars. The USDA recently announced efforts to install up to 10,000 Flex Fuel pumps across the country in the next five years. Flex Fuel pumps enable consumers to choose their fuel based on price, performance and preference. Consumers could choose E85 because they care about our national security, or they could choose E30 if they want the best mileage, or they could fuel up with the

Ethanol News Continued...

blend that is the best value at the pump that day. When it comes to our energy independence, a choice between conventional gasoline and E85 is not enough. If we are truly going to realize our own nation's energy security goals we need to ensure that our entire vehicle fleet and fuel infrastructure are ready to use expanded U.S. ethanol production so that consumers can consistently have a choice at the pump that delivers economic, environmental and national security value.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS:

This communication contains forward looking statements regarding future events, future business operations or other future prospects. These forward looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. Cardinal Ethanol disclaims any intent or obligation to update its forward-looking statements, whether as a result of receiving new information, the occurrence of future events or otherwise. Certain of these risk and uncertainties are described in our filings with the SEC which are available at the SEC's website at www.sec.gov.

Cardinal Ethanol, LLC

1554 N. 600 E.

Union City, IN 47390

765-964-3137

www.cardinalethanol.com

We're Working for You

It is hard to believe we are half way through fiscal year 2011 already. The results of the past 6 months are now posted on the SEC website and available for your inspection on our website (www.cardinalethanol.com and go to Investor Info SEC Filings). A brief summary of the results are presented in this newsletter. Through 6 months of fiscal year 2011, we have sales of approximately $155 million with net income of approximately $6.8 million. Generally, ethanol sales are strong due to consistent demand and prices keeping pace with gasoline and corn. Production costs have also risen primarily due to the huge run-up in the price of corn, which is, by far, our largest input cost. On the bright side, the price of natural gas, our second largest cost input, has been low compared to historical prices. There are many other great things happening at the plant to improve our competitive position and help us remain in the upper echelon of ethanol producers.

We all know that Cardinal began operating just after the ethanol boom and we do not share the luxury some earlier plants enjoy of low or no debt. Because of this, cash generation is limited by high debt service, our bank covenants and an increase in cash needed to carry higher valued inventory and receivables. It is also our expectation that during the remainder of 2011 we will experience some cash constraints and difficult marketplace positions. To date, Cardinal has performed well; we were able to post a modest income, have met all covenants and payments to our lenders and in doing so, have reduced our long term debt by over $5 million so far this fiscal year. We have reduced debt by over $10 million from the same time last year. Our debt reduction and positive income have caused an increase in shareholder equity to just over $93 million, which represents a book value of about $6,400 per share; a 28% increase since inception.

Your Board of Directors plans to continue its focus on reducing debt and maintaining Cardinal's position as one of the leaders in the ethanol marketplace. In the short-term, we expect to remain in a conservative posture by holding cash disbursements to members until income tax obligations are incurred, reducing our capital expenditures and locking in acceptable margins

We're Working for You Continued...

when these opportunities arise. We plan to continue to aggressively reduce debt before it matures in April 2014, and therefore, be able to refinance a smaller balloon payment. In the longer-term, this should allow for Cardinal to be in a position to weather the occasional difficult market and to make distributions to its members. Should the cash we generate more than cover our increased working capital needs and debt service; we plan to make an appropriate distribution.

So far 2011 has been a wild ride with much negative information and misinformation about ethanol dominating the media. Meanwhile, corn prices continue to escalate toward historic highs as we all hear the frenzy of short crops, bad weather and too much consumption. What we can say with certainty is that the future is uncertain at this point for our company and this country. Ethanol remains a part of the solution to reducing imported oil and creating American jobs and wealth even though there are many who are opposing it for varied reasons.

Thank you for your continued support and know the people of Cardinal are working hard on your behalf.

On Behalf of the entire Cardinal Board,
Rob Davis, Chairman

Growth Energy

We need you to continue to call your Members of Congress and urge them to vote against any legislation that would pull the rug out from under the ethanol industry's feet. Tell your Senator that the ethanol industry is fully prepared to reform and reduce the cost of current tax programs, in exchange for market access. Call the Capitol Switchboard at 202-224-3121 to be connected to your Senator or Representative and tell them that with Flex Fuel pumps and Flex Fuel vehicles, we can achieve our energy independence goals, all while giving consumers a choice at the pump. For more information and to help spread the good word about ethanol, please visit Growth Energy at:

www.growthenergy.org

Financial Results

Statement of Operations (Six Months Ended)

	March 2011	March 2010
Revenues	$154,652,787	$118,355,441
Cost of Goods Sold	143,365,289	96,793,063
Gross Profits	11,287,498	21,562,378
Operating Expenses	2,095,813	1,861,936
Operating Income	9,191,685	19,700,442
Other Income (Expense)	(2,329,003)	(2,457,006)
Net Income (Loss)	$6,862,682	$17,243,436

Balance Sheet

	March 2011	September 2010
Assets	$176,969,021	$165,530,979
Current Liabilities	29,352,401	20,562,149
Long Term Debt	51,734,978	56,188,380
Derivative Instruments	2,147,454	3,130,402
Member's Equity	93,734,188	85,650,048
Total Liabilities & Member Equity	$176,969,021	$165,530,979

*This information has been derived from the audited and un-audited Condensed Financial Statements and accompanying notes included in our Form 10-K and Form 10-Q which is available at the SEC's website at: www.sec.gov. You can also access the Annual Report and Quarterly Reports at Cardinal's website: www.cardinalethanol.com

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